Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT AND INCREMENTAL TERM LOAN AGREEMENT (this “Amendment”), dated as of April 9, 2020, is among AGCO CORPORATION, a Delaware corporation (“AGCO”), AGCO INTERNATIONAL HOLDINGS B.V., a Dutch company, having its corporate seat in Grubbenvorst, the Netherlands (“AGCO BV”; and together with AGCO, each a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, each of the banks or other financial institutions which is a signatory hereto as a Lender and/or a Committing Lender (as defined below), and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as administrative agent for itself and certain other parties (in its capacity as administrative agent, together with its successors in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, Borrowers, the Administrative Agent and the financial institutions party thereto as “Lenders” (each individually, a “Lender” and collectively, the “Lenders”) have entered into that certain Credit Agreement dated as of October 17, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, TD Bank, N.A. has been appointed as a “Joint Lead Arranger” for the Credit Agreement, and PNC Bank, National Association has been appointed as a “Co-Documentation Agent” for the Credit Agreement;
WHEREAS, Borrowers have requested that certain terms and conditions of the Credit Agreement be amended as more specifically set forth herein;
WHEREAS, pursuant to Section 2.14 of the Credit Agreement, the Borrowers desire to request the borrowing of Incremental Term Loans in (a) Euros in an aggregate principal amount of €235,000,000 and (b) U.S. Dollars in an aggregate principal amount of $267,500,000 (collectively, the “Tranche 1 Incremental Term Loans”); and
WHEREAS, the Administrative Agent and the Required Lenders have agreed to the requested amendments, and certain of the Lenders as indicated on the signature pages hereof (the “Committing Lenders”) have agreed to fund the Tranche 1 Incremental Term Loans, in each case on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and further agree as of the Amendment Effective Date as follows:

Section 1:Amendments to Credit Agreement.
1.1.    Amendments to Section 1.1 (Defined Terms).
(a)    Section 1.1 of the Credit Agreement is hereby modified and amended by deleting the definitions of “Applicable Margin”, “Bail-In Action”, “Bail-in Legislation”, “Incremental Term Loan Commitment”, “Tranche”, “Unused Fee”, and “Write-Down and Conversion Powers” in the entirety and inserting in lieu thereof, respectively, the following:
““Applicable Margin” means, as of any date of determination, the per annum interest rate margin from time to time in effect and payable, set forth in Table 1 below with respect to the Revolving Loans and Unused Revolver Fee and set forth in Table 2 below with respect to the Tranche 1 Incremental Term Loans and Unused Tranche 1 Fee, which in each case corresponds to the ratings level (the “Ratings Level”) determined by reference to the Ratings on such date, subject to the terms below:

TABLE 1 REVOLVING LOANS AND UNUSED REVOLVER FEE
Level	Ratings	Applicable Margin for LIBO Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Unused Revolver Fee
I	BBB+ / Baa1 (or better)	0.875%	0.00%	0.100%
II	BBB / Baa2	1.125%	0.125%	0.125%
III	BBB- / Baa3	1.250%	0.250%	0.150%
IV	BB+ / Ba1	1.625%	0.625%	0.200%
V	BB / Ba2 (or worse or unrated)	1.875%	0.875%	0.300%

TABLE 2 TRANCHE 1 INCREMENTAL TERM LOANS AND UNUSED TRANCHE 1 FEE
Level	Ratings	Applicable Margin from the First Amendment Effective Date through April 8, 2021		Applicable Margin from April 9, 2021 and thereafter		Unused Tranche 1 Fee
		LIBO Rate	Base Rate	LIBO Rate	Base Rate
I	BBB+ / Baa1 (or better)	1.125%	0.125%	1.375%	0.375%	0.100%
II	BBB / Baa2	1.375%	0.375%	1.625%	0.625%	0.125%
III	BBB- / Baa3	1.625%	0.625%	1.875%	0.875%	0.150%
IV	BB+ / Ba1	1.875%	0.875%	2.125%	1.125%	0.200%
V	BB / Ba2 (or worse or unrated)	2.125%	1.125%	2.375%	1.375%	0.300%
For purposes of the foregoing, (a) (i) if the applicable Ratings established by Moody’s and S&P are at different Ratings Levels but correspond to consecutive Ratings Levels, then the Ratings Level will be based on the higher (with the Rating for Level I being the highest and Level V being the lowest) applicable Rating (e.g., if Moody’s applicable Rating corresponds to Level I and S&P’s applicable Rating corresponds to Level II, then the Ratings Level will be Level I), and (ii) if the applicable Ratings established by Moody’s and S&P are more than one Ratings Level apart, then the Ratings Level will be based on the Rating which is one level below the higher of the two Ratings (e.g., if Moody’s and S&P’s applicable Ratings correspond to Levels I and IV, respectively, then the Ratings Level will be Level II), (b) in the event that either S&P or Moody’s (but not both) shall no longer issue a Rating, the Ratings Level shall be determined by the remaining Rating, and (c) in the event that neither S&P nor Moody’s issues a Rating, unless and until the date, if any, that AGCO and the Required Lenders agree on a different arrangement, the existing Ratings Level shall continue in effect for the 30-day period immediately following such event, and subsequent to such period the Ratings Level shall be Level V. Each change in the Applicable Margin resulting from a publicly announced change in the Ratings Level shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, (a) the Applicable Margin shall be at

Level V at the election of the Administrative Agent or the Required Lenders, upon the occurrence and during the continuation of any Event of Default (whether or not the Default Rate of interest shall then be in effect) and (b) the Applicable Margin for Incremental Term Loans (other than Tranche 1 Incremental Term Loans) shall be the interest rate margin per annum governing such Tranche of Incremental Term Loans as set forth in the related Notice of Incremental Facility, subject to Section 2.14 hereof. This provision shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.5(c) and Article 7.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Incremental Term Loan Commitment” means (a) the Tranche 1 Incremental Term Loan Commitments, and (b) at any time, with respect to each Lender, for any other Tranche of Incremental Term Loans, the initial amount of the Incremental Term Loan such Lender funds for each such Tranche, pursuant to and in accordance with Section 2.14.
“Tranche” means, with respect to any Incremental Term Loans, all Incremental Term Loans made on the same date pursuant to the terms of the same Notice of Incremental Facility; provided with respect to the Tranche 1 Incremental Term Loans, “Tranche” means all such Tranche 1 Incremental Term Loans advanced during the Tranche 1 Incremental Term Loan Availability Period pursuant to the Tranche 1 Incremental Term Loan Commitment.

“Unused Fee” means, collectively or as the context may require, the Unused Revolver Fee and the Unused Tranche 1 Fee.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”
(b)    Section 1.1 of the Credit Agreement is hereby further modified and amended by adding the following definitions thereto in appropriate alphabetical order:
““Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, changes to the definition of “LIBO Rate”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(a)a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate,

permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders, and in each case, with the consent of AGCO.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.13(c) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.13(c).
“Early Opt-in Election” means the occurrence of:

(a)(i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to Borrowers) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.13(c), are generally being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(b)(i) the election by Administrative Agent or (ii) the election by the Required Lenders, in each case with the consent of AGCO, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrowers and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“First Amendment” means that certain First Amendment to Credit Agreement and Incremental Term Loan Agreement among the Borrowers, the Guarantors, the Administrative Agent and certain of the Lenders dated as of First Amendment Effective Date.
“First Amendment Effective Date” means April 9, 2020.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Tranche 1 Incremental Term Loan Commitment” means the commitment of each “Committing Lender” (as defined in the First Amendment) to advance Tranche 1 Incremental Term Loans during the Tranche 1 Incremental Term Loan Availability Period, in an aggregate principal amount not to exceed its Tranche 1 Commitments (as defined in the First Amendment).
“Tranche 1 Incremental Term Loans” means that certain Tranche of Incremental Term Loans (a) in Euros in an aggregate principal amount not to exceed €235,000,000 and (b) U.S. Dollars in an aggregate principal amount of $267,500,000, committed to be advanced to Borrowers, at their option, during the Tranche 1 Incremental Term Loan Availability Period, as more fully set forth in the First Amendment.
“Tranche 1 Incremental Term Loan Availability Period” means the period from the First Amendment Effective Date through the earliest of (a) the first day on which the aggregate principal amount of the Tranche 1 Incremental Term Loans advanced hereunder is equal to the aggregate Tranche 1 Incremental Term Loan Commitments, (b) the Tranche 1 Incremental Term Loan Final Payment Date, and (c) such earlier date on which the Tranche 1 Incremental Term Loan Commitments are terminated pursuant to the terms of this Agreement.
“Tranche 1 Incremental Term Loan Final Payment Date” means April 8, 2022.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unused Revolver Fee” has the meaning specified in Section 2.6(b)(i).

“Unused Tranche 1 Fee” has the meaning specified in Section 2.6(b)(ii).”
(c)    Section 1.1 of the Credit Agreement is hereby further modified and amended by deleting the definitions of “LIBOR Screen Rate”, LIBOR Successor Rate” and “LIBOR Successor Rate Conforming Changes” therein in their entirety.
1.2.    Amendment to Section 2.4 (Repayments). Section 2.4 of the Credit Agreement is hereby modified and amended by deleting sub-clause (v) of clause (b) of such section in its entirety and inserting in lieu thereof the following:
“(v)    Each Borrower shall pay the outstanding unpaid principal balance of, and all accrued and unpaid interest on, (1) the Tranche 1 Incremental Term Loans, on the earlier of (x) the Tranche 1 Incremental Term Loan Final Payment Date or (y) the date the Loans are accelerated in accordance with the terms and conditions of Article 7 of this Agreement, and (2) the Revolving Loans and the Letter of Credit Advances made to it on the earlier of (x) the Maturity Date or (y) the date the Loans are accelerated in accordance with the terms and conditions of Article 7 of this Agreement.”
1.3.    Amendment to Section 2.5 (Interest). Section 2.5 of the Credit Agreement is hereby modified and amended by deleting sub-clauses (i) and (ii) of clause (a) of such section in its entirety and inserting in lieu thereof the following:
“(i)    Base Rate Loan. During such periods as such Loan is a Base Rate Loan, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect for Base Rate Loans of such Class, payable (x) in arrears quarterly on the last day of each calendar quarter during such periods, (y) on the date on which such Base Rate Loan shall be paid in full, and (z) on the Maturity Date.
(ii)    LIBO Rate Loans. During such periods as such Loan is a LIBO Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the LIBO Rate for such Interest Period for such Loan, plus (y) the Applicable Margin in effect for LIBO Rate Loans of such Class from time to time, payable in arrears on (A) the last day of such Interest Period, (B) if such Interest Period has a duration of more than three (3) months, also on each day that occurs during such Interest Period every three (3) months from the first day of such Interest Period, (C) on the date on which such Loan shall be paid in full and (D) on the Maturity Date.”

1.4.    Amendment to Section 2.6 (Fees). Section 2.6 of the Credit Agreement is hereby modified and amended by deleting clause (b) of such section in its entirety and inserting in lieu thereof the following:
“(b)    Unused Fees. (i) The Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders an unused commitment fee (the “Unused Revolver Fee”) in U.S. Dollars computed each day, on each Lender’s Adjusted Unused Revolving Loan Commitment, from the Agreement Date until the Maturity Date at a rate per annum equal to the Applicable Margin for the Unused Revolver Fee in effect from time to time, which fee shall be due and payable quarterly in arrears on the last day of each calendar quarter (commencing with the first calendar quarter ending after the Agreement Date) and, if then unpaid, on the Maturity Date.
(ii)    Additionally, the Borrowers shall pay to the Administrative Agent for the account of the Lenders with a Tranche 1 Incremental Term Loan Commitment, an unused commitment fee (the “Unused Tranche 1 Fee”) computed each day, on the result of (x) such Lender’s Tranche 1 Incremental Term Loan Commitment, minus (y) the principal amount of all Tranche 1 Incremental Term Loans advanced by such Lender, from the First Amendment Effective Date until the last day of the Tranche 1 Incremental Term Loan Availability Period at a rate per annum equal to the Applicable Margin for the Unused Tranche 1 Fee in effect from time to time, which fee shall be due and payable quarterly in arrears on the last day of each calendar quarter (commencing with the first calendar quarter ending after the First Amendment Effective Date) and, if then unpaid, on the Tranche 1 Incremental Term Loan Final Payment Date. The Unused Tranche 1 Fee shall be paid in the currency in which such Lender’s Tranche 1 Incremental Term Loan Commitment is denominated.”
1.5.    Amendment to Section 2.14 (Incremental Facilities). Section 2.14 of the Credit Agreement is hereby modified and amended by deleting clauses (a) and (b) of such section in its entirety and inserting in lieu thereof the following:
“(a)    Following the Agreement Date, AGCO may from time to time through the Maturity Date, propose that (a) term loans in U.S. Dollars or the Equivalent Amount in the requested Offshore Currency be made to it or any of the other Borrowers in accordance with this Section (each, an “Incremental Term Loan”) or (b) the aggregate amount of Revolving Loan Commitments be increased (each an “Incremental Revolving Commitment”) by delivering a Notice of Incremental Facility to the Administrative Agent substantially in the form of Exhibit E hereto (a “Notice of

Incremental Facility”), specifying (subject to the restrictions set forth in clause (b) below) therein the (i) amount of the Tranche of Incremental Term Loans or Incremental Revolving Commitments requested (which Tranche shall, unless otherwise approved by the Lenders making such Incremental Term Loans or providing such Incremental Revolving Commitments, be in a minimum principal amount of $100,000,000 and integral multiples of $50,000,000 in excess thereof (or in each case the Equivalent Amount in the requested Offshore Currency)), (ii) requested closing date of such proposed Incremental Term Loans (or commitments therefor) or Incremental Revolving Commitments (which, except in connection with the Tranche 1 Incremental Term Loans, shall be at least 15 Business Days from the date of delivery of the Notice of Incremental Facility), (iii) the interest rate to be applicable to all Incremental Term Loans in such Tranche, and (iv) the amount of any upfront or closing fees to be paid by the Borrowers to the Lenders funding such Tranche of Incremental Term Loans or providing such Incremental Revolving Commitments. Each Notice of Incremental Facility delivered by AGCO shall be binding upon all Loan Parties. At the time of delivery of the Notice of Incremental Facility, AGCO shall also deliver to the Administrative Agent a certificate of a Responsible Employee of AGCO certifying (A) that AGCO and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 hereof before and after giving effect to such Incremental Term Loan Borrowing (or commitments therefor) or such Incremental Revolving Commitments (in each case as if fully drawn) on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered to the Lenders, and (B) that no Default or Event of Default then exists or would be caused thereby.
(b)    Repayments of the principal of any Incremental Term Loans may not be reborrowed. Each Tranche of Incremental Term Loans shall bear interest at the Base Rate or the LIBO Rate plus such Applicable Margin as is set forth in the Notice of Incremental Facility related to such Incremental Term Loans, provided, however, except for the Tranche 1 Incremental Term Loans which shall have a final maturity on the Tranche 1 Incremental Term Loan Final Payment Date, the final maturity date of any Tranche of Incremental Term Loans shall be not earlier than the Maturity Date, and no Tranche of Incremental Term Loans shall have any scheduled amortization or other required principal payments that is greater than ten (10%) of the original principal amount thereof in any fiscal year (except on the final maturity thereof). All Incremental Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents. Any Incremental Revolving Commitments shall be made on the same terms and provisions (other than upfront fees) as apply to the existing Revolving Loan Commitments, including with respect to maturity date, interest rate and prepayment provisions, and such Incremental Revolving Commitments shall not constitute a credit facility separate and apart from the Revolving Loan Commitments set forth in Section 2.1(a).”
1.6.    Amendment to Section 10.1 (Increased Costs, Alternate Rate of Interest, Illegality, Etc.). Section 10.1 of the Credit Agreement is hereby modified and amended by deleting clause (h) of such section in its entirety and inserting in lieu thereof the following:
“(h)    Effect of Benchmark Transition Event.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrowers may amend this Agreement to replace the LIBO Rate for any currency with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time on the fifth Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrowers so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 10.1(h) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    Administrative Agent will promptly notify Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement,

(C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 10.1(h)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 10.1(h).
(iv)    Upon Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any request for a borrowing of, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon the LIBO Rate will not be used in any determination of the Base Rate.”
1.7.    Amendment to Section 11.6 (Acknowledgement and Consent to Bail-In Affected Financial Institutions). Section 11.6 of the Credit Agreement is hereby modified and amended by deleting Section 11.6 in its entirety and inserting in lieu thereof the following:
“11.6.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.”
1.8.    Amendment to Section 11.7 (Certain ERISA Matters). Section 11.7 of the Credit Agreement is hereby modified and amended by deleting Section 11.7 in its entirety and inserting in lieu thereof the following:
“11.7    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.”
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).”
1.9.    Amendment to Exhibits. Exhibit B to the Credit Agreement, Notice of Borrowing, is hereby modified and amended by replacing such exhibit in its entirety with Exhibit B – Notice of Borrowing attached as Annex 1 hereto.
1.10.    Amendment to Cover Page. The cover page of the Credit Agreement is hereby modified and amended by (a) inserting “TD BANK, N.A.” as a listed Joint Lead Arranger thereon, and (b) inserting “PNC BANK, NATIONAL ASSOCIATION” as a listed “Co-Documentation Agent” thereon.
SECTION 2: Incremental Term Loan.
2.1.    Tranche 1 Incremental Term Loans. Each Committing Lender hereby agrees, on the terms and subject to the conditions set forth in the Tranche 1 Incremental Term Loan Notice (as defined below), this Amendment and the Credit Agreement, severally and not jointly with any other Committing Lender, to make Tranche 1 Incremental Term Loans to Borrowers from time to time during the Tranche 1 Incremental Term Loan Availability Period in an aggregate principal amount advanced hereunder that will not result in (i) such Committing Lender’s aggregate Tranche 1 Incremental Term Loans advanced exceeding the amount set forth for such Committing Lender on Schedule I hereto (the “Tranche 1 Commitments”) or (ii) the aggregate original principal amount of all Tranche 1 Incremental Term Loans advanced hereunder exceeding the aggregate Tranche 1 Commitments; provided that, (a) each advance of Tranche 1 Incremental Terms Loans shall be in an aggregate amount of not less than €23,500,000 for Tranche 1 Incremental Term Loans denominated in Euros and $26,750,000 for Tranche 1 Incremental Term Loans denominated in U.S. Dollars, and (b) there shall be no more than 5 Borrowings of Tranche 1 Incremental Term Loans. All Tranche 1 Incremental Term Loans and Tranche 1 Commitments shall be considered to be the same Class of Loans and Commitments, respectively, for all purposes of the Credit Agreement, notwithstanding the denomination thereof in different currencies. Each Borrowing of Tranche 1 Incremental Term Loans shall be funded by the Committing Lenders on a pro rata basis in accordance with the Tranche 1 Commitments. All Tranche 1 Commitments shall automatically terminate on the Tranche 1 Incremental Term Loan Final Payment Date.
2.2.    Interest Payments. Borrowers shall pay interest on the Tranche 1 Incremental Term Loans in accordance with the Credit Agreement. The Applicable Margin for the Tranche 1 Incremental Term Loans shall be the Applicable Margin for the applicable Class and Type of Loan set forth in the definition of “Applicable Margin” in the Credit Agreement (as amended hereby).
2.3.    Conditions to Funding. The obligation of the Committing Lenders to fund each Borrowing of the Tranche 1 Incremental Term Loans is subject to the satisfaction of all conditions precedent to the effectiveness of this Amendment, the satisfaction of the conditions set forth in Section 3.2 of the Credit Agreement and the satisfaction of the following conditions:
(a)    Notice. The Administrative Agent shall have received the Notice of Borrowing for such Tranche 1 Incremental Term Loans at least 3 Business Days prior to the requested advance date of such Tranche 1 Incremental Term Loans;
(b)    Commitment Limit. At the time of and immediately after giving effect to such advance of Tranche 1 Incremental Term Loans, the aggregate principal amount of Tranche 1 Incremental Term Loans advanced to Borrowers during the Tranche 1 Incremental Term Loan Availability Period shall not exceed the Tranche 1 Commitments; and
(c)    Certificate. At the time of delivery of the Tranche 1 Incremental Term Loan Notice, AGCO shall have delivered to the Administrative Agent a certificate of a Responsible

Employee of AGCO certifying (i) that AGCO and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 of the Credit Agreement before and after giving effect to such Incremental Term Loan Borrowing on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered to the Lenders, and (ii) that no Default or Event of Default then exists or would be caused thereby.
2.4.    Credit Agreement Governs. Except as set forth in this Amendment, the Tranche 1 Incremental Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents. The Lenders hereby agree that the delivery requirement contained in Section 2.14(a) of the Credit Agreement with respect to the Tranche 1 Incremental Term Loan Notice is waived.
2.5.    Recordation of the Tranche 1 Incremental Term Loans. The Administrative Agent will record any Tranche 1 Incremental Term Loan made by the Committing Lenders in the Register upon the funding thereof. Notwithstanding anything in the Credit Agreement, including Section 9.6(l) thereof, each Farm Credit Bank designated as a Voting Participant in Schedule II attached hereto shall be a Voting Participant for purposes of the Tranche 1 Incremental Term Loans without delivery of a Voting Participant Notification (and the voting rights of the selling Lender identified on such Schedule shall be correspondingly reduced, respectively) and without the prior written consent of the Administrative Agent, in each case in connection with their respective participation interests set forth on such Schedule as of the advance date of the Tranche 1 Incremental Term Loans.
2.6.    Acknowledgment of Committing Lenders. Each Committing Lender (a) confirms that it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and provide its share of the Tranche 1 Incremental Term Loans set forth on Schedule I hereto; and (b) agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit decisions in entering into this Amendment and providing its share of the Tranche 1 Incremental Term Loans set forth on Schedule I hereto. Each Committing Lender acknowledges and agrees that Schedule I accurately sets forth the amount of such Committing Lender’s commitment to provide Tranche 1 Incremental Term Loans.
2.7.    Acknowledgments of Loan Parties. Each Loan Party hereby acknowledges that the Tranche 1 Incremental Term Loans, and all interest, fees and other amounts due in connection therewith, are part of the “Obligations” under the Credit Agreement.
SECTION 3:    Conditions Precedent. This Amendment shall become effective as of the date set forth above upon the Administrative Agent’s receipt of each of the following, in form and substance satisfactory to the Administrative Agent (the “Amendment Effective Date”):
(a)    Amendment. From Borrowers, Guarantors, the Administrative Agent, and the Required Lenders, a counterpart of this Amendment signed and delivered on behalf of such party;

(b)    Organizational Documents. Certified copies of the resolutions of the Board of Directors of each Borrower and Guarantor approving the execution and delivery of this Amendment and the Tranche 1 Incremental Term Loans, together with all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment, and such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing (or the equivalent in the applicable jurisdiction) of each Loan Party;
(c)    Opinion Letters. A favorable opinion of (i) Troutman Sanders LLP, counsel to the Loan Parties, and (ii) internal counsel to AGCO BV;
(d)    Fees. The payment from AGCO of (i) upfront fees to the Administrative Agent, for the account of the Committing Lenders, in the amount of 0.20% of the principal amount of the Tranche 1 Commitments, to be allocated pro rata among such Committing Lenders in accordance with their pro rata shares of the Tranche 1 Commitments and payable in the currency in which each such applicable Tranche 1 Commitment is denominated and (ii) all other fees as may be owing to the Administrative Agent by Borrowers, including the fees and expenses (including the fees and expenses of counsel) of the Administrative Agent;
(e)    Notice. The Notice of Incremental Facility for the Tranche 1 Incremental Term Loans (the “Tranche 1 Incremental Term Loan Notice”); and
(f)    Additional Documentation. Such additional documentation and information as the Administrative Agent or its legal counsel may reasonably request.
SECTION 4:    Miscellaneous
4.1.    Representations and Warranties. In consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders, each Loan Party hereby represents and warrants in favor of the Administrative Agent and the Lenders as follows:
(a)    The execution, delivery and performance by each Loan Party of this Amendment (i) are all within each Loan Party’s corporate or limited liability company powers, (ii) have been duly authorized by all necessary corporate or limited liability company or other organizational action of such Loan Party, (iii) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or any other Person, except for such as have been obtained or made and are in full force and effect, (iv) are not in contravention of Applicable Law and will not violate the terms of such Loan Party’s charter, bylaws or other organizational document, (v) will not violate or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, (vi) will not conflict with or result in a breach or contravention of any order of any Governmental Authority, and (vii) will not result in the creation or imposition of any Lien upon any property of any Loan Party;

(b)    This Amendment has been duly executed and delivered by each Loan Party, and constitutes a legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and principles of equity;
(c)    As of the date hereof and after giving effect to this Amendment, the representations and warranties made by or with respect to the Loan Parties, or any of them, under the Credit Agreement and the other Loan Documents, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), except to the extent previously fulfilled with respect to specific prior dates; and
(d)    No event has occurred and is continuing which constitutes a Default or an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
4.2.    Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the other Loan Documents and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Loan Parties, the Administrative Agent, and the Lenders party hereto agree that the Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the Amendment Effective Date, the terms of the Credit Agreement (as unmodified by this Amendment) shall control and are hereby ratified and confirmed.
4.3.    Affirmation of Guaranty Agreements. By executing this Amendment, each Guarantor (including AGCO) hereby acknowledges, consents and agrees that (a) all of its obligations and liability under each Guaranty Agreement to which such Guarantor is a party remains in full force and effect, (b) the execution and delivery of this Amendment and any and all documents executed in connection therewith and the funding of the Tranche 1 Incremental Term Loans shall not alter, amend, reduce or modify its obligations and liability under such Guaranty Agreement, and (c) the Tranche 1 Incremental Term Loans are Obligations for all purposes under the Guaranty Agreement.
4.4.    Reference to and Effect on the Loan Documents; No Other Amendments. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. Except for the amendments set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments set forth above, the text of the Credit

Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and each Loan Party hereby ratifies and confirms its obligations thereunder. Each Loan Party acknowledges and expressly agrees that the Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all other terms and provisions of the Credit Agreement and the other Loan Documents. It is hereby understood by each Loan Party that the foregoing amendment by the Administrative Agent and the Lenders shall not be deemed to establish a course of conduct so as to justify an expectation by any Loan Party that the Administrative Agent and the Lenders will entertain or grant their consent to any future such requests by such Loan Party. Further, it is hereby understood by each Loan Party that the foregoing amendment shall not be deemed, or interpreted as, a consent by the Administrative Agent and the Lenders to modify or waive compliance with the terms and conditions of the Credit Agreement or the other Loan Documents except as specifically provided herein.
4.5.    Costs and Expenses. AGCO agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).
4.6.    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
4.7.    Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York and shall be construed, interpreted, performed and enforced in accordance therewith.
4.8.    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except any Loan Party may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.
4.9.    Counterparts: Effectiveness. This Amendment may be executed in one or more counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.
4.10.    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
4.11.    Entire Agreement. This Amendment embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.
4.12.    Loan Documents. This Amendment shall be deemed to be a Loan Document for all purposes under the Credit Agreement.
4.13.    No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Amendment as of the day and year first above written.

BORROWERS AND GUARANTORS:	AGCO CORPORATION By: Name: Andrew H. Beck Title: Senior Vice President and Chief Financial Officer
AGCO INTERNATIONAL HOLDINGS B.V. By: Name: Roger N. Batkin Title: Director By: Name: Adam Frost Title: Director
MASSEY FERGUSON CORP. By: Name: Todd A. Wear Title: Vice President and Treasurer
THE GSI GROUP, LLC By: Name: Todd A Wear Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

ADMINISTRATIVE AGENT, COMMITTING LENDERS AND LENDERS:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent, a Lender and a Committing Lender By: Name: Title: By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

BANK OF THE WEST, as a Lender and a Committing Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

PNC BANK NATIONAL ASSOCIATION, as a Lender and a Committing Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

COMPEER FINANCIAL, PCA, as a Lender and a Committing Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

TD BANK, N.A., as a Lender and a Committing Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

AGCOUNTRY FARM CREDIT SERVICES, FLCA (f/k/a FCS COMMERCIAL FINANCE GROUP, FOR AGCOUNTRY FARM CREDIT SERVICES, FLCA), as a Lender and a Committing Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

FARM CREDIT SERVICES OF AMERICA, PCA, as a Lender and a Committing Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

[INTENTIONALLY OMITTED]

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

[INTENTIONALLY OMITTED]

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

[INTENTIONALLY OMITTED]

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

[INTENTIONALLY OMITTED]

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

FARM CREDIT BANK OF TEXAS, as a Voting Participant By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

FARM CREDIT MID-AMERICA, FLCA, as a Voting Participant By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

AMERICAN AGCREDIT, FLCA, as a Voting Participant By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

AGCHOICE FARM CREDIT, FLCA, as a Voting Participant By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

CAPITAL FARM CREDIT, FLCA, as a Voting Participant By: Name: Title:

FIRST AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL TERM LOAN AGREEMENT

Schedule I
Tranche 1 Incremental Term Loan Commitments

Committing Lenders	Tranche 1 Incremental Term Loan - Dollars	Tranche 1 Incremental Term Loan - Euros
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH		€150,000,000
BANK OF THE WEST		50,000,000
PNC BANK NATIONAL ASSOCIATION		35,000,000
TD BANK, N.A.	$50,000,000
COMPEER FINANCIAL, PCA	50,000,000
AGCOUNTRY FARM CREDIT SERVICES, FLCA (f/k/a FCS COMMERCIAL FINANCE GROUP, FOR AGCOUNTRY FARM CREDIT SERVICES, FLCA	25,000,000
FARM CREDIT SERVICES OF AMERICA	142,500,000

TOTAL	$267,500,000	€235,000,000

ACTIVE 49813831v5

Schedule II
Tranche 1 Incremental Term Loan Voting Participants

Participants Under FARM CREDIT SERVICES OF AMERICA, PCA	Tranche I Incremental Term Loan Commitment
FARM CREDIT BANK OF TEXAS	$42,500,000
FARM CREDIT MID-AMERICA	40,000,000
AMERICAN AGCREDIT	20,000,000
AGCHOICE FARM CREDIT	7,500,000
CAPITAL FARM CREDIT, FLCA	7,500,000

$117,500,000

ACTIVE 49813831v5

Annex 1

ACTIVE 49813831v5